Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392

TARGETED GENETICS REPORTS FOURTH QUARTER AND
YEAR-END 2006 FINANCIAL RESULTS
-- Company reports $4.0 million in revenue for Q406, a 106% increase over the same quarter a year ago and resulting in a net profit of $0.08 per share --

Seattle, WA - March 29, 2006 - Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the fourth quarter and year ended December 31, 2006. As previously announced, the Company will hold a conference call with analysts and investors to discuss its financial and business results at 9:00 a.m. ET today. The call will be broadcast live over the Internet and can be accessed, along with replay information, at www.targetedgenetics.com.

“We’ve begun 2007 with a great deal of momentum as we continue to focus on achieving important clinical, business development and financial management milestones to execute our strategic plan for the year,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics.

For the quarter ended December 31, 2006, the Company reported net income of $808,000, or $0.08 per common share, compared to a net loss of $3.6 million, or a loss of $0.41 per common share, for the fourth quarter of 2005. For the year ended December 31, 2006, the Company reported a net loss of $34.0 million, or $3.47 per common share, compared to a loss of $19.2 million, or $2.24 per common share, for the same period in 2005.

Revenue for the fourth quarter ended December 31, 2006 was $4.0 million, compared to $1.9 million for the fourth quarter of 2005. Revenue for the year ended December 31, 2006 was $9.9 million, compared to $6.9 million for the year ended December 31, 2005. Revenue in 2006 consists primarily of development revenue earned under the Company’s congestive heart failure collaboration agreement with Celladon Corporation, the HIV/AIDS vaccine collaborations with the International AIDS Vaccine Initiative (IAVI) and an NIAID-funded subcontract with CCRI and CHOP. Revenue in 2005 primarily consisted of development revenue earned under the IAVI collaboration.

Operating expenses of $5.8 million for the fourth quarter of 2006 were relatively flat compared to $5.7 million for the fourth quarter of 2005. Operating expenses for the year ended December 31, 2006 increased to $46.6 million, from $26.2 million in 2005. Results for 2006 include a non-cash goodwill impairment charge of $23.7 million recorded in the second quarter.

Targeted Genetics Q4 and Year-end 2006 Earnings Release

Research and development expense for the fourth quarter ended December 31, 2006 decreased to $4.0 million, from $4.2 million in the fourth quarter of 2005 and was $14.5 million for the year ended December 31, 2006, compared to $18.2 million in 2005. The decrease in R&D expense was primarily due to lower product development cost related to HIV/AIDS vaccine collaboration with IAVI, and lower indirect costs as a result of a restructuring in January 2006. General and administrative expenses increased to $1.6 million in the fourth quarter of 2006, compared to $1.3 million in the fourth quarter of 2005 primarily due to higher patent costs and the recognition of stock-based compensation. G&A expenses were consistent year to year at $6.4 million for the year ended December 31, 2006, compared to $6.3 million for the year ended December 31, 2005.

The Company began 2006 with $14.1 million in cash and cash equivalents. In January 2006, the Company restructured operations to reduce expenses and extend its cash horizon. As of December 31, 2006, cash and cash equivalents were $6.2 million. Subsequently, the Company received $8.1 million in net proceeds in a January 2007 private placement of common stock and warrants to purchase common stock.

Parker continues, “We made significant progress in 2006 and achieved numerous important milestones. We advanced our clinical programs in inflammatory arthritis and HIV/AIDS, extended and leveraged our patent portfolio, significantly reduced our operating expenses, restructured debt and raised additional equity.”

During 2006, the Company:

▪
reported encouraging interim results of the tgAAC94 Phase I/II clinical trial for inflammatory arthritis, demonstrating favorable safety and toxicity profiles and trends toward improvement in signs and symptoms of the disease;

▪
reported results of IAVI’s Phase I clinical trial of tgAAC09, an investigational HIV/AIDS vaccine candidate for the developing world, demonstrating no safety concerns and modest immunogenic responses; The Company is planning additional studies at higher doses;

▪	expanded Phase II HIV/AIDS vaccine clinical trials to Uganda and Zambia;

▪
revised a collaboration and license agreement with the International AIDS Vaccine Initiative (IAVI), Children’s Hospital of Philadelphia and Columbus Children’s Research Institute in support of the development and commercialization of HIV/AIDS vaccines for the developing world;

▪	restructured debt to Biogen Idec, exchanging $5.65 million of debt for one million shares of common stock and modifying the payment schedule for the remaining debt;

▪
leveraged portfolio of AAV intellectual property through a non-exclusive license agreement, providing the Company with an upfront license fee of $1.75 million as well as potential payments for the achievement of certain product development milestones and royalties on the sale of any products commercialized using the licensed technology; and

▪	strengthened AAV vector patent portfolio through the issuance of numerous additional U.S. patents, including for the use of AAV to deliver RNA therapeutics such as RNAi.

“Even after accomplishing these numerous and positive objectives, we ended 2006 with slightly less than one year of unencumbered cash, which prompted our auditors, in the context of their yearly fiscal review, to issue a going concern qualification in their audit letter. However, we believe that this does not take away from an extremely successful year and, in several ways, particularly from a debt perspective and from an institutional ownership perspective, we are stronger financially than we were this time last year,” said Parker. “We have a focused strategic plan in place to move our programs ahead clinically, exploit our intellectual property through new licenses and partnerships, and manage our current resources effectively in order to be able to capitalize financially on new data to be generated in 2007, especially related to our arthritis program.”

Targeted Genetics Q4 and Year-end 2006 Earnings Release

Targeted Genetics’ Focus in 2007:

▪
To continue advancement of the inflammatory arthritis program: The safety and response data presented to date has been very encouraging and additional interim data is planned for release at multiple scientific venues during 2007.

▪
To deliver on current partnered opportunities: The Company’s product development collaborations focused on HIV/AIDS, congestive heart failure and Huntington’s disease continue to progress, and are expected to generate important clinical and preclinical data in 2007. These collaborations serve to further validate the broad applicability of AAV in multiple disease settings, as well as provide significant revenue to the Company. They also allow the Company to monetize its earlier investment in AAV scale up, manufacturing, and product development.

▪
To explore monetization of the Company’s RNAi assets: The Company believes that expressed RNAi has certain significant advantages over other RNAi approaches, related to stability and delivery, and intends to pursue partnerships and other strategic vehicles to exploit its early intellectual property in this area.

▪
To pursue additional product opportunities: The Company intends to seek additional product opportunities in therapeutic areas of interest that are complementary to its lead product opportunity in inflammatory arthritis by pursuing mergers and acquisitions, partnering opportunities and licensing opportunities. The Company is also pursuing opportunities to further leverage its investment in AAV manufacturing and scale up through additional product collaborations.

▪
To continue to closely scrutinize the Company’s cash position and work to extend its financial horizon: The Company plans to accomplish this through equity raises, partnerships, grants or other means of financing.

The financial statements for the fiscal year ended December 31, 2006, included in the Company's Annual Report on Form 10-K, contain a going concern qualification from the Company’s independent registered public accounting firm, Ernst & Young LLP. This statement is made in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B), which requires disclosure of receipt of an audit opinion that contains a going concern qualification.

Conference Call and Webcast Information
The Company will host a conference call reviewing financial results and its product portfolio, including an update on the development of its inflammatory arthritis and other clinical and business developments, today beginning at 9:00 a.m. ET. You may access the live webcast via the “Events” section of the Company's website at www.targetedgenetics.com or via telephone at 800.257.3401 (domestic) or 303.262.2125 (international).

Replay Access
Webcast replay will be available for approximately 90 days at www.targetedgenetics.com; telephone replay will be available following today’s call at 12:00 p.m. ET through 11:59 p.m. ET, Sunday, April 29, 2007, by calling 800-405-2236 (domestic) or 303-590-3000 (international); passcode 11087268#.

Targeted Genetics Q4 and Year-end 2006 Earnings Release

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the Company's achievements, the Company’s business strategy and product development, the Company's liquidity, the Company's ability to meet its ongoing financial obligations and other statements about the Company's plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the Company's ability to raise capital when needed, the timing, nature and results of the Company's clinical trials, potential development of alternative technologies or more effective products by competitors, the Company's ability to obtain and maintain regulatory or institutional approvals, the Company's ability to maintain its listing on the NASDAQ Capital Market and the Company's ability to obtain, maintain and protect its intellectual property, as well as other risk factors described in "Item 1A. Risk Factors" in the Company’s most recent annual report on Form 10-K for the year ended December 31, 2006 to be filed with the SEC. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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Targeted Genetics Q4 and Year-end 2006 Earnings Release

TARGETED GENETICS CORPORATION
(in thousands, except per share information)

	Quarter ended		Year-to-date ended
	December 31,		December 31,
Statement of Operations Information:	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Collaborative agreements	$4,008	$1,944	$9,864	$6,874
Total revenue	4,008	1,944	9,864	6,874

Operating expenses:
Research & development	3,999	4,199	14,482	18,199
General & administrative	1,646	1,278	6,382	6,313
Restructure charges	188	183	2,006	1,709
Goodwill impairment charge	-	-	23,723	-
Total expenses	5,833	5,660	46,593	26,221
Loss from operations	(1,825)	(3,716)	(36,729)	(19,347)

Gain in debt restructure	2,583	-	2,583	-
Investment income	99	279	567	661
Interest expense	(49)	(112)	(411)	(512)
Net loss	$808	$(3,549)	$(33,990)	$(19,198)

Net loss per common share	$0.08	$(0.41)	$(3.47)	$(2.24)

Shares used in computation of net loss per common share	10,502	8,565	9,788	8,564

Targeted Genetics Q4 and Year-end 2006 Earnings Release

TARGETED GENETICS CORPORATION
(in thousands)

	December 31,	December 31,
Balance Sheet Information:	2006	2005
	(unaudited)

Cash and cash equivalents	$6,206	$14,122
Other current assets	2,029	1,063
Property and equipment, net	1,100	1,747
Other assets	8,132	31,866
Total assets	$17,467	$48,798

Current liabilities	$5,188	$4,628
Long-term obligations and other liabilities	6,912	13,599
Shareholders' equity	5,367	30,571
Total liabilities and shareholders' equity	$17,467	$48,798